Exhibit 10.1

AGREEMENT FOR THE DELIVERY OF WATER MADE AVAILABLE BY CADIZ, INC. AND FENNER GAP MUTUAL WATER COMPANY TO SOLOMON HILLS

This Agreement is made this 18th day of April, 2024 (“Execution Date”) between Cadiz, Inc., a Delaware corporation, and its wholly owned subsidiary, Cadiz Real Estate LLC, a Delaware limited liability company (collectively, “Cadiz”), Fenner Gap Mutual Water Company, a California nonprofit mutual benefit corporation (“FGMWC”) and Solstra Communities California LLC, a California limited liability company (“Solstra”). Cadiz, FGMWC, and Solstra are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Cadiz, Inc. is a public company holding certain water, water rights and storage rights in trust for the benefit of its shareholders. Cadiz, Inc., through a wholly-owned subsidiary, Cadiz Real Estate LLC, is also the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County (“Property”), most of which overlies the Fenner Valley Aquifer System. Cadiz holds the right to extract on average up to 50,000 acre-feet per year (“AFY”) of groundwater to be conserved over a 50-year period by the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”) pursuant to a certified Final Environmental Impact Report (“Project FEIR”) and Groundwater Management, Monitoring and Mitigation Plan (“GM3P”) approved by the County of San Bernardino. Cadiz also owns a 30-inch diameter, 220-mile, existing steel pipeline originating at Cadiz with a terminus at Wheeler Ridge (“Northern Pipeline”).

B. FGMWC is a nonprofit mutual benefit corporation established by Cadiz as a California Mutual Water Company pursuant to California Public Utilities Code §§ 2704 and 2705, authorized to deliver water to its shareholders at its cost, inclusive of water supply, capital, operations, and maintenance. Cadiz will make “Conserved Water,” as defined below, available to FGMWC as authorized under the GM3P for delivery to FGMWC members. FGMWC will operate and manage the Water Project in coordination with the Fenner Valley Water Authority (“FVWA”). FGMWC members will ultimately be comprised of entities that have contracted to receive water from the Water Project and have membership rights in FGMWC.

C. FVWA is a joint powers authority formed through a joint exercise of powers agreement between Santa Margarita Water District (“SMWD”) and FGMWC. FVWA’s purpose is to lease, maintain and eventually own the facilities and associated appurtenances necessary for the conveyance and delivery of water from the Water Project (“Capital Facilities”) and provide oversight for operation of the Water Project in accordance with the GM3P.

D. Solstra is the owner of certain land in unincorporated Santa Barbara County and is in the process of seeking entitlements and approvals for up to 4,000 dwelling units and ancillary commercial uses (“Solomon Hills”). Solstra will be responsible for providing retail water service to customers at Solomon Hills through its own legal entity or partnering with a public water system.

E. The Parties now desire to enter into this Agreement to provide the material terms and conditions for the delivery of water made available by Cadiz and FGMWC to Solstra, subject to the further exercise of discretion as provided herein and the satisfaction of certain conditions precedent and compliance with all applicable laws.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for good and valuable consideration herein, the Parties agree as follows:

1. Definitions.

The following terms have the following meanings for purposes of this Agreement:

1.1 “As-Delivered Price” has the meaning assigned thereto in Section 5.3.

1.2 “Banking Off-Take” is a point along the Northern Pipeline with access to groundwater banking facilities operated by Antelope Valley-East Kern Water Agency (“AVEK”), to be mutually agreed upon in accordance with Section 10.1.3.

1.3 “Capital Facilities” has the meaning assigned thereto in Recital C.

1.4 “Delivery Commencement Date” has the meaning assigned thereto in Section 4.1.

1.5 “Conditions Precedent” has the meaning assigned thereto in Section 10.

1.6 “Conserved Water” means groundwater produced and deliverable to end users from the Water Project, on average 50,000 AFY and aggregating 2,500,000 AF of such groundwater cumulatively over the Water Project term.

1.7 “Conserved Water Costs” has the meaning assigned thereto in Section 5.1.

1.8 “Construction Commencement” means the commencement of construction of improvements to the Northern Pipeline.

1.9 “Conveyance Costs” has the meaning assigned thereto in Section 5.2.

1.10 “Conveyance Facilities” means those facilities and equipment required to convey Conserved Water to the Banking Off-Take through the Northern Pipeline, including a 220-mile, 30-inch steel pipeline, up to six pump stations, and water treatment facilities. These facilities will be operated by FGMWC or its designee, under the management and oversight of FVWA.

1.11 “Delivery Schedule” has the meaning assigned thereto in Section 3.3.

1.12 “Environmental Review Contribution” has the meaning assigned thereto in Section 2.2.

1.13 “Exit Payment” has the meaning assigned thereto in Section 4.6.

1.14 “Extended Term” has the meaning assigned thereto in Section 4.2.

1.15 “GM3P” has the meaning assigned thereto in Recital A.

1.16 “Initial Payment” has the meaning assigned thereto in Section 2.1.

1.17 “Northern Pipeline” has the meaning assigned thereto in Recital A.

1.18 “Notice of Early Termination” has the meaning assigned thereto in Section 10.

1.19 “Not to Exceed Price” has the meaning assigned thereto in Section 5.3.

1.20 “Off-Take Facilities” means any facilities necessary to enable water to be delivered to Solomon Hills after Conserved Water is conveyed via the Northern Pipeline to the Banking Off-Take. For instance, this includes facilities that enable water to be distributed for beneficial use at Solomon Hills pursuant to an exchange of Conserved Water.

1.21 “O&M” means operation and maintenance.

1.22 “Project FEIR” has the meaning assigned thereto in Recital A.

1.23 “Property” has the meaning assigned thereto in Recital A.

1.24 A “Public Water System” means Solstra or any entity subsequently formed to provide retail water service to Solomon Hills, and any other provider of retail water service that may, in its complete discretion, elect to acquire Conserved Water from the Water Project (collectively, the “Public Water Systems”).

1.25 “Solomon Hills Approval” means the first business day on which the County of Santa Barbara Board of Supervisors has taken final action approving all discretionary entitlements necessary to proceed with construction of the Solomon Hills development.

1.26 “Southern Pipeline” means the 84-inch, 43-mile pipeline to be constructed for the conveyance of Conserved Water to the Colorado River Aqueduct.

1.27  “SWP” means the State Water Project.

1.28 “Water Conservation Facilities” means those facilities located on the Property as contemplated by the GM3P, for the purpose of withdrawing groundwater for reasonable and beneficial use in a manner that curtails the natural evaporation and waste of water from the Bristol and Cadiz Dry Lakes. Water Conservation Facilities include but are not limited to wells, appurtenances, monitoring equipment, mitigation measures, access roads, power and plumbing required to connect and power the well-field to the Northern Pipeline and Southern Pipeline. Water Conservation Facilities do not include facilities that are exclusively installed and operated for the purpose of conveying Conserved Water and stored water for export from the Property.

1.29 “Water Project” has the meaning assigned thereto in Recital A.

2. Payments Required Prior to Construction Commencement.

2.1 Initial Payment. Solstra shall pay to Cadiz one hundred fifty thousand dollars ($150,000) (the “Initial Payment”). The Initial Payment shall be due upon the earlier of the following: (a) 180 days from the Execution Date or (b) five business days following Montecito Water District providing Solstra with a written offer, satisfactory to Solstra in the exercise of its complete discretion, to make available its capacity in the Coastal Branch of the State Water Project sufficient to deliver 1,275 AFY to the Solomon Hills development. The Initial Payment shall be credited toward any subsequent payments owed by Solstra under this Agreement. The Initial Payment will not be refundable to Solstra except as set forth in Section 10.2 below, and will be deemed earned by Cadiz when paid as consideration for this Agreement.

2.2 Contribution Toward Environmental Review Costs. Solstra shall pay to Cadiz a contribution toward the costs of undertaking the necessary environmental review for the conveyance of Conserved Water through the Northern Pipeline (“Environmental Review Contribution”). The Environmental Review Contribution shall be twenty thousand dollars ($20,000) and shall be due on the Execution Date. The Environmental Review Contribution will not be credited toward subsequent payments owed by Solstra under this Agreement and will not be refundable to Solstra under any circumstance.

3. Delivery of Water to Solstra.

3.1 In coordination with FGMWC, Cadiz will act in accordance with its rights to enable the delivery of water via the Northern Pipeline to the Banking Off-Take for Solstra’s beneficial use via exchange.

3.2 Cadiz will make available the Northern Pipeline and all appurtenances to the FGMWC for the purpose of conveying Conserved Water to the Banking Off-Take for use by Solstra by exchange.

3.3 At least sixty (60) days prior to Construction Commencement, Solstra shall provide a notice to Cadiz pursuant to Section 19.6 below that includes (a) the maximum annual quantity of Conserved Water, if any, required for the Solomon Hills development (“Maximum Volume”), provided that the Maximum Volume may not exceed 1,275 AFY and (b) a proposed delivery schedule (“Delivery Schedule”) to account for the Maximum Volume given the anticipated absorption schedule for the Solomon Hills development. The parties shall negotiate in good faith to reach agreement on the Delivery Schedule. Attached as Exhibit A is the fourteen (14) year demand outlook and projected absorption schedule for the Solomon Hills development as of the Execution Date. Exhibit A shall serve as the foundation for the Parties’ good faith negotiations regarding the Delivery Schedule. Each year following Delivery Commencement Date, Solstra will provide Cadiz a rolling five-year plan for absorption. The plan shall serve as the foundation for the Parties’ good faith negotiations regarding any adjustments Solstra desires to make to the Delivery Schedule. The Parties recognize the Delivery Schedule may need to be updated to account for updated demand outlook based upon the pace of the development, provided that Solstra shall be obligated to purchase the volume of Conserved Water set forth in the Delivery Schedule in any given year unless Cadiz agrees in its sole discretion to an adjustment.

3.4 Cadiz shall make available for delivery to Solstra up to the Maximum Volume of Conserved Water, according to the Delivery Schedule to be agreed upon by the Parties. Solstra’s right to Conserved Water includes the right to receive an equal amount of a substitute supply via exchange. Any portion of the 1,275 AFY of Conserved Water not required for delivery to Solstra for Solomon Hills may be assigned by Solstra to shareholders of FGMWC and third parties, provided that neither Cadiz nor FGMWC is harmed by the assignment. In addition, Solstra, in its discretion, may request Cadiz to re-market any portion of the 1,275 AFY of Conserved Water for the benefit of Solstra. Cadiz will exercise good faith and reasonable efforts to remarket the water provided that Solstra reimburses Cadiz for its cost incurred in remarketing.

4. Term and Time Periods.

4.1 Delivery Commencement Date. The Delivery Commencement Date shall be the first day that Conserved Water is first made available for delivery to Solstra through the Northern Pipeline.

4.2 Term and Extension. The term of this Agreement is forty (40) years beginning on the Delivery Commencement Date. To the extent that there is an interruption of supply or an under-delivery compared to the quantity set forth in Section 3, Solstra at its sole election may extend the term of the Agreement until the full quantity of the delivery obligation (51,000 AF) is satisfied. Solstra shall have the right in its sole discretion to extend the term of this Agreement an additional forty (40) years (“Extended Term”) subject to and contingent on the County of San Bernardino extending the GM3P term and the Parties’ ability to fulfill any terms or additional conditions imposed by the County of San Bernardino in extending the GM3P term.

4.3 Extensions of Time. The time periods set forth in this Agreement may be extended by mutual written agreement of Cadiz and Solstra, without needing to execute an amendment to the Agreement.

4.4 Early Termination. At any time after execution of this Agreement and prior to Construction Commencement, should Solstra determine in good faith that satisfying a Condition Precedent is infeasible, it may provide a notice of early termination (“Notice of Early Termination”) to Cadiz, upon which it may exit the Agreement without further responsibility. Notice of Early Termination will be provided in accordance Section 19.6 below, setting forth the basis for early termination and will be effective thirty (30) days from delivery. In their mutual discretion, the Parties may agree to meet and confer as to the cause of the early termination and extend the date of termination. However, in the absence of a further agreement, the Notice of Early Termination will be effective, and Solstra will have no further obligations under this Agreement.

4.5 Termination If Conditions Precedent Are Not Satisfied. Any Party shall have the right to terminate this Agreement upon notice to the other Parties if, within thirty-six (36) months from the Execution Date, all Conditions Precedent have not been satisfied, unless such period is extended by mutual written agreement among the Parties. The thirty-six (36) month period shall be tolled by any litigation that challenges the authorization of the Water Project or the Parties’ respective legal authorities to proceed with the Water Project, including actions brought pursuant to the California Environmental Quality Act (“CEQA”), provided that the tolling of time shall not exceed twelve (12) months without the mutual written agreement among the Parties. Any notice of termination provided pursuant to this Section 4.5 must be delivered, if at all, within six (6) months after the period for satisfying all Conditions Precedent, as it may be tolled, has expired.

4.6 Termination For Other Reasons. Upon notice to the other Parties, Solstra shall have the right to terminate this Agreement if Solstra determines for any reason in the exercise of its complete discretion that Conserved Water is not needed to satisfy the water demand requirements of the Solomon Hills development. Notice of termination pursuant to this Section 4.6 must be provided in accordance with Section 19.6 below and will be effective thirty (30) days from delivery. In the event Solstra terminates pursuant to this Section 4.6 within two years of the Execution Date or prior to Construction Commencement, whichever is later, no “Exit Payment” shall be due. In the event Solstra terminates pursuant to this Section 4.6 after two years have elapsed since the Execution Date or following Construction Commencement, whichever is later, Solstra shall pay Cadiz the Exit Payment, due by the effective date of the termination. If Solstra terminates pursuant to this Section 4.6 after two years have elapsed since the Execution Date or following Construction Commencement, whichever is later, but prior to Solomon Hills Approval, the Exit Payment shall be equal to nine hundred thousand dollars ($900,000) in 2024 dollars. If Solstra terminates pursuant to this Section 4.6 following Construction Commencement and on the date of or following Solomon Hills Approval, the Exit Payment shall be equal to two million, two hundred and fifty thousand dollars ($2,250,000) in 2024 dollars. Beginning on January 1, 2025 and each year thereafter, the Exit Payment shall be adjusted in accordance with any increase or decrease in the Bureau of Labor Statistics Water and Sewer Maintenance Index or such similar index approved by the Parties in the event that this index is no longer available at any time prior to the termination date.

5. Pricing and Payment.

5.1 Conserved Water Costs. The components of the cost for Conserved Water (“Conserved Water Costs”) include Cadiz accepting a fixed price responsibility of all cost (including capital and O&M) incurred in managing the conservation, pumping and delivery of water to the Northern Pipeline in compliance with the GM3P. The water supply cost will be subject to an agreed upon annual adjustment pegged to an agreed upon index (e.g., CPI Water and Sewer Index.)

5.2 Conveyance Costs. Capital expenses for the Conveyance Facilities, not covered by grant funding, will be fixed and amortized. Operating expenses for conveyance will be variable, but may be substantially hedged by energy agreements and off-set by grant funding. Capital expenses and operating expenses for the conveyance of Conserved Water to Solstra (“Conveyance Costs”) may be paid or financed and invoiced separately from the Conserved Water. All Conveyance Costs are the responsibility of Solstra.

5.3 As-Delivered Price. The aggregate sum of Conserved Water Costs and Conveyance Costs will constitute the “As Delivered Price.” The Parties may agree, in their complete discretion and without obligation, to further share in additional costs as may be reasonable and prudent.

5.4 Not to Exceed Target Price. One of the Conditions Precedent as set forth in Section 10 is that the As Delivered Price for Conserved Water delivered to Solstra at the Banking Off-Take must be equal to or less than one thousand seven hundred and fifty dollars ($1,750) per AF in 2024 dollars (the “Not to Exceed Target Price”). Beginning on January 1, 2025 and each year thereafter, the Not to Exceed Price shall be adjusted in accordance with any increase or decrease in the Bureau of Labor Statistics Water and Sewer Maintenance Index or such similar index approved by the Parties in the event that this index is no longer available at any time prior to the Delivery Commencement Date. In the event either Party reasonably determines that the Not to Exceed Target Price will be exceeded, the Parties will meet and confer in good faith as to whether further agreements may be made that are satisfactory to the Parties that will enable the agreement to proceed notwithstanding the exceedance.

5.5 Pay On Availability. Cadiz shall make available for delivery to Solstra no more than the Maximum Volume of Conserved Water, according to the Delivery Schedule agreed by the Parties. Solstra shall pay Cadiz for the Conserved Water actually made available for delivery to Solstra for Solomon Hills on the agreed upon Delivery Schedule through the Northern Pipeline at the Property. Solstra is not required to pay for Conserved Water that is not made available by Cadiz.

6. Loans and Grant Funding. One hundred percent (100%) of available grant funding will be available to the Public Water Systems, including FGMWC and FVWA, and none to Cadiz. In furtherance of this agreement, the Public Water Systems will agree on a “project description” for environmental review and suitable to secure grant funding and cooperate in making applications for grant funding, supported by broad constituencies. Improvements to local facilities within each Public Water System’s service area may be included in the grant applications. If Solstra forms a Public Water System, including but not limited to a qualifying California Mutual Water Company, that Public Water System may qualify for and participate in available grant funding.

7. Responsibility for Facilities.

7.1 Off-Take Facilities. The management of the Off-Take Facilities and local distribution will be the responsibility of Solstra and not FGMWC.

7.2 Conveyance Facilities. Conveyance Facilities will be operated by FGMWC or its designee, under the management and oversight of FVWA.

7.3 Water Conservation Facilities. Water Conservation Facilities will be owned and operated by Cadiz, under the oversight of FGMWC.

8. Delivery Options.

8.1 Delivery Options. Delivery of water to Solstra will be achieved through the conveyance of Conserved Water via the Northern Pipeline and exchanged with one or more SWP contractors or other water rights holders, in each entity’s complete discretion. The Parties will exercise good faith to pursue delivery options that offer water supply reliability in dry years.

8.2 Exchange Structures. The Parties may select from multiple exchange structures to ensure the availability of water for Solstra. In normal and wet years, the Parties may enter into one or more contemporaneous exchange(s) of Conserved Water with one or more SWP contractor(s) or other water right holders. To facilitate the availability of water for Solstra in dry and critically dry years, the Parties may enter into agreements with one or more SWP contractors or other water right holders providing for the pre-delivery of water to Solstra during wet years through designated groundwater banks, including the use of flood waters when available.

9. Project Management and Responsibilities.

9.1 Water Conservation. All permits and approvals, if any, to operate under the GM3P will be the responsibility of Cadiz under the oversight of FGMWC and FVWA.

9.2 Conveyance Permitting. FGMWC and FVWA, in coordination with the Public Water Systems, will assume management responsibility for securing required permits for the conveyance of water to the points of delivery.

9.3 Conveyance Environmental Review. FVWA and its managing member, SMWD, are sponsors of the Project FEIR. Whatever additional environmental review may be required for the use of the Northern Pipeline under this Agreement, if any, will be completed by FVWA or SMWD as lead agency, with each Public Water System acting as a “Responsible Agency” for its respective off-take facilities or other entity-specific facilities required to receive a delivery to the Public Water System.

9.4 Negotiation Responsibility. The initial negotiation of SWP exchanges and documentation of agreements will be led by FGMWC on behalf of its putative shareholders. With regard to the Northern Pipeline, these putative shareholder entities will be Public Water Systems.

9.5 Exchanges. FGMWC, in coordination with the Public Water Systems, will pursue the exchanges required to effectuate the purposes of this Agreement.

9.6 Wheeling. To the extent exchanges are insufficient or undesirable, FGMWC will, in coordination with the Public Water Systems, seek wheeling capacity that may be available through AVEK.

9.7 Off-Take Facilities. The construction, management and operation of the Off-Take Facilities and local distribution will be the responsibility of Solstra and not FGMWC.

9.8 Grant Funding. The Parties will coordinate their efforts through the umbrella of the FGMWC and FVWA in a good faith effort to secure grant funding from state and federal sources.

10. Conditions Precedent.

10.1 Conditions Precedent. Each of the following are express conditions precedent (“Conditions Precedent”) to the performance of the Parties’ obligations under this Agreement, with the exception of Solstra’s payment of the Initial Payment and Environmental Review Contribution pursuant to Section 2. This means that there is no obligation by Solstra to proceed under this Agreement if any of the Conditions Precedent are not met to the satisfaction of Solstra and neither Construction Commencement nor Section 4.6 will create an obligation on the part of Solstra. Consistent with Section 4.5, all of these Conditions Precedent must be satisfied to the mutual satisfaction of the Parties or waived in writing by the Parties within thirty-six (36) months from the Execution Date, as such period of time may be tolled, unless such period of time is extended by the Parties in writing:

10.1.1 Execution of Agreements. Execution of the necessary agreements by the Parties to meet all obligations to make water available to Solstra, including but not limited to exchange agreements, wheeling agreements, land acquisitions, easements, and rights of way as may be required for the Off-Take Facilities;

10.1.2 Satisfactory Method of Delivery. To the extent that the method of delivery to Solomon Hills includes wheeling, exchanges, storage and physical improvements, the terms and conditions for such action must be satisfactory to Solstra, in the exercise of its complete discretion;

10.1.3 Agreement On the Banking Off-Take. Agreement by the Parties on the location of the Banking Off-Take;

10.1.4 Compliance with Laws. Compliance with all applicable laws and prior regulatory approvals for the Water Project, including but not limited to the GM3P, the Project FEIR, CEQA, and the National Environmental Policy Act, to the extent required by law;

10.1.5 Achieving the Not to Exceed Price. Obtaining loans and grant funding, and the existence of any other necessary cost factors, that in the discretion of all Parties, are sufficient to obtain the Conserved Water for the lowest cost reasonable and prudent to deliver Conserved Water at a cost no greater than the Not to Exceed Price;

10.1.6 Written Notice of Construction Commencement. Cadiz providing written notice of Construction Commencement to Solstra.

10.2 Return of Initial Payment Based on Delay to Solomon Hills Final Approval. In the event that (a) all Conditions Precedent have been met and (b) Solstra has not secured final approval from the County of Santa Barbara of all discretionary entitlements necessary to proceed with construction of the Solomon Hills development, Solstra will be entitled to a refund of the Initial Payment.

11. Rights to Conserved Water.

11.1 Water Rights Appurtenant to Cadiz Property. Solstra’s right to deliveries of Conserved Water shall not result in the transfer of Cadiz’ water rights appurtenant to the Property or in the Fenner Valley Aquifer System. The overlying and appropriative right to withdraw 50,000 AFY (on average) and up to 2.5 million AF over a 50-year period, including the right to export to Solstra and others, will remain appurtenant to Cadiz’ Property.

11.2 Operation Under the GM3P. FGMWC will operate under the GM3P permit, and Solstra will have contractual rights to the water it is acquiring over the life of this Agreement and any extensions. The production and conveyance of Conserved Water will be carried out in compliance with the GM3P while meeting the contractual commitments to the Public Water Systems.

12. Rate of Delivery and Additional Capacity.

12.1 Steady Delivery. Conserved Water from the Water Project can be delivered at a steady-state rate of delivery over a 12-month period. Solstra shall exercise good faith to estimate its preferred monthly schedule of delivery.

12.2 Additional Capacities. To the extent required, additional capacity to meet specific peak period demands would be achieved by several options, including storing water through AVEK and/or MWA groundwater banks, in the Antelope Valley Groundwater Basin, and/or exchanges. In addition, the Northern Pipeline could be operated to deliver up to 30,000 AFY between Barstow and the Los Angeles Aqueduct, provided that the incremental costs for accommodating the added quantities would be borne by the entity requesting the additional capacity.

13. Transfers. Solstra has the right to transfer its allocation of Conserved Water on a permanent or temporary (annual) basis to another member of the FGMWC or to another Public Water System designated by Solstra, provided that Solstra pays the additional incremental cost of the transfer, and the transferee is subject to the same conditions as Solstra.

14. FGMWC Obligations. FGMWC will deliver water to Solstra as a member/shareholder. FGMWC will assume the responsibility for operating in accordance with applicable law, permits and conditions, and will maintain prudent and customary insurance commensurate with the undertaking, including but not limited to maintaining its status as a “not for profit” entity. The Parties intend that this Agreement, and those entered into to further the purpose of this Agreement, are qualifying contracts that do not dedicate water to a public use or subject FGMWC to regulation by the California Public Utilities Commission.

15. Improvements Within the Solomon Hills Service Area. Solstra assumes responsibility for (i) permitting any additional facilities or improvements within the ultimate service area for Solomon Hills necessary to put the water made available under this Agreement to beneficial use and (ii) the cost of such facilities or improvements.

16. Liability and Indemnification. Except as expressly provided for by further written agreement, neither Cadiz nor FGMWC, nor any affiliate nor any of their respective directors, officers, agents or employees shall be liable for the control, carriage, handling, use, disposal, or distribution of Conserved Water delivered by FGMWC through the Northern Pipeline after such water has passed the Conveyance Facilities and reached the Banking Off-Take; nor for claim of damage of any nature whatsoever, including property damage, personal injury or death, arising out of or connected with the control, carriage, handling, use, disposal or distribution of such water beyond said points of delivery and including attorney fees and other costs of defense in connection therewith. Solstra shall indemnify and hold harmless FGMWC, Cadiz, their respective affiliates, and their respective directors, officers, agents, and employees from any such damages or claims of damages.

17. Assignment. Except as otherwise expressly set forth herein, no Party may assign their rights, responsibilities, and obligations hereunder without the consent of all other Parties, which shall not be unreasonably withheld or delayed. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective, permitted successors and assigns.

18. Amendments. Except as otherwise provided in this Agreement, this Agreement may only be amended, modified, changed, or rescinded in a writing signed by each of the Parties hereto.

19. Miscellaneous.

19.1 Interpretation. The provisions of this Agreement should be liberally interpreted to effectuate its purposes. The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against any Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have its counsel review it. Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa. The word “including” means without limitation, and the word “or” is not exclusive. Unless the context otherwise requires, references herein: (i) to Sections and Exhibits mean the Sections of and the Exhibits attached to this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

19.2 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed a part of this Agreement.

19.3 Severability. If any term or provision of this Agreement is illegal, invalid, or unenforceable, such term shall be limited to the extent necessary to make it legal and enforceable, and, if necessary, severed from this Agreement. All other terms and provisions of this Agreement shall remain in full force and effect.

19.4 Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

19.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Should litigation occur, venue shall be in San Bernardino County Superior Court.

19.6 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered: (a) in person; or (b) by Federal Express or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt. Any notice shall be deemed delivered when actually delivered, and such notices shall be addressed as follows:

If to Cadiz:

Cadiz, Inc.

Attn: Chief Executive Officer

550 South Hope Street, Suite 2850

Los Angeles, CA 90017

If to FGMWC:

Fenner Gap Mutual Water Company

Attn: President

550 South Hope Street, Suite 2850

Los Angeles, CA 90017

If to Solstra:

Solstra Communities California LLC

Attn: Chief Executive Officer

1130 East Clark Avenue, Suite 150 #286

Orcutt, CA 93455

19.7 Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the Parties and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement is intended to implement, and should be interpreted consistently with, the Project FEIR and the GM3P.

19.8 Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

19.9 Dispute Resolution. The Parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the Parties. Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS. If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, any Party may request JAMS to appoint a single, neutral arbitrator. The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of the selection of the arbitrator. In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California. All discovery shall be governed by the California Code of Civil Procedure with all applicable time periods for notice and scheduling provided therein being reduced by one-half. The arbitrator may establish other discovery limitations or rules. The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages. The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and any Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The losing Party shall pay all costs and expenses of the arbitration; provided, however, if no Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by authorized officials thereof on the dates indicated below.

Dated: 4/18/2024	CADIZ, INC.

	By:	/s/ Susan P. Kennedy
	Title:	Susan P. Kennedy, Chair of the Board

APPROVED AS TO FORM

	By:	/s/ Jessica Diaz
	Title:	Jessica Diaz, Counsel

Dated: 4/18/2024	FENNER GAP MUTUAL WATER COMPANY

	By:	/s/Susan P. Kennedy
	Title:	Susan P. Kennedy, President

APPROVED AS TO FORM

	By:	/s/ Jessica Diaz
	Title:	Jessica Diaz, Counsel

Dated: 4/18/2024	SOLSTRA COMMUNITIES CALIFORNIA LLC

	By:	/s/ Klaus Hasbo
	Title:	Klaus Hasbo, Chief Executive Officer

APPROVED AS TO FORM

	By:	/s/ Peter Candy
	Title:	Peter Candy, Counsel